Exhibit 10.20


                      DESCRIPTION OF NON-EMPLOYEE DIRECTOR
                            COMPENSATION ARRANGEMENTS


    Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. During 1997, Directors who were not employees of the Company ("Independent Directors") each received a $30,000 annual board retainer, payable quarterly. An additional $11,600 annual committee retainer was paid to the chair of each committee and a $6,600 annual committee retainer was paid to each other member of a committee. Fees are not paid for attendance at meetings. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members.

    For 1998, the annual board retainer was increased to $50,000, the retainer payable to the chairperson of board committees was increased to $12,500 and the annual committee retainer was increased to $7,500 in connection with the adoption of a retainer stock and deferral plan, the phasing out of the Independent Director retirement plan and the discontinuation of the annual option grant program for Independent Directors. Retainers are paid quarterly.

    Harold V. Haverty, the Company's former President and Chief Executive Officer, served as a director between the Company's 1997 regular meeting of shareholders (the "1997 Meeting") and November 1998, when he became a director emeritus. Mr. Haverty will retire from this position immediately prior to the Company's 1998 regular meeting (the "Meeting") of shareholders. Mr. Haverty continued to receive his board and committee retainers (payable in cash) as a director emeritus. Mr. Haverty retired as an employee of the Company immediately prior to the 1997 Meeting.

    Each new Independent Director receives a one-time grant of 1,000 shares of restricted stock under the Stock Incentive Plan as of the date of his or her initial election to the Board of Directors. Messrs. Robinson and Tyabji received such a grant in 1997. The restricted stock vests in equal installments on the dates of the Company's regular shareholders' meetings in each of the three years following the date of grant, provided that the Director remains in office immediately following the regular meeting. Restricted stock awards also vest immediately upon an Independent Director's retirement from the Board in accordance with the Company's policy with respect to mandatory retirement.

    In 1997, each Independent Director elected at the 1997 Meeting received a non-qualified option to purchase 1,000 shares of the Company's Common Stock under the Stock Incentive Plan on the date of the 1997 Meeting. These options have an exercise price equal to the fair market value of the underlying Common Stock on the date of grant, became fully exercisable six months after the date of grant and will expire on the tenth anniversary of such date. The options also terminate three months following the date upon which a participant ceases to be a Director of the Company. This option program has been discontinued and options will not be granted in connection with the Meeting.

    DRH Strategic Consulting, Inc., a corporation controlled by Mr. Hollis and for which Mr. Hollis serves as President ("DRH"), provides, through the services of Mr. Hollis, advisory services to the Company and its joint venture with HCL Corporation of India (the "Joint Venture") regarding their respective strategies, technology and product plans and assists the Company and the Joint Venture in communicating their strategic initiatives to the financial services industry. DRH was paid a total of $84,750 in consulting fees by the Company ($69,750) and the Joint Venture ($15,000) in 1997 and reimbursed by such entities for an aggregate of $43,575 of expenses incurred in providing such services. Consulting fees are not paid under this arrangement for Mr. Hollis' attendance at Board and Committee meetings. An agreement extending Mr. Hollis' services during 1998 is currently under discussion.